EXHIBIT 99.1

News Release

Contact:

Trevor Drinkwater / Shawn Howie

Genius Products, Inc.

858-793-8840

Roger Pondel / Rosemary Moothart

PondelWilkinson Inc.

310-279-5980

Genius Products Reports Second Quarter Results

Solana Beach, California – August 22, 2005 – Genius Products, Inc. (OTCBB:GNPI), a producer and distributor of branded entertainment products sold in retail outlets nationwide, today reported operating results for the second quarter and six months ended June 30, 2005.

“The second quarter of 2005 was a busy time for Genius Products and sets the stage for accelerated revenue growth and profitability,” said Trevor Drinkwater, who was named chief executive officer in February 2005. “Major events in the quarter included a management re-alignment, dramatic improvements in our supply chain information systems and operations, completion of a significant acquisition, addition of proprietary and branded products and the beginning of three significant sales programs with major national retailers.”

Gross revenues rose 121% to $5.1 million from $2.3 million and net revenues, after returns and allowances, rose to $3.8 million for the 2005 second quarter from $2.1 million a year ago, an increase of 81%. The company’s net loss amounted to $4.9 million, equal to $0.12 per share, based on 41.8 million weighted average shares outstanding, versus a net loss of $1.2 million, or $0.05 per share, with 24.4 million shares outstanding for the 2004 second quarter.

Drinkwater said the loss, in part, reflected a number of unique expenses during the quarter, attributable largely to transitional activities, integration costs associated with the acquisition, the write down of obsolete products such as VHS tapes, the cost of consolidating warehouses, and prints and advertising costs related to new theatrical releases— in all, totaling approximately

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$3.0 million. He said the increase in revenues primarily reflected contributions from the March 2005 acquisition of American Vantage Media and its Wellspring library. Revenue growth was moderated somewhat by the reserve for returns and allowances.

For the first half of 2005, gross revenues rose 40% to $7.9 million from $5.6 million and net revenues, after returns and allowances, advanced to $6.4 million from $5.2 million last year, an increase of 23%. The net loss for the 2005 year-to-date period was $7.1 million, equal to $0.20 per share, based on 34.9 million weighted average shares outstanding, compared with a net loss of $2.1 million, or $0.09 per share, with 22.6 million shares outstanding for the six-month period of 2004.

The company’s cash and cash equivalents at June 30, 2005 totaled $1.6 million. Subsequent to the end of the second quarter, the company sold existing inventory and collected a $3 million receivable from a major national retailer as the first part of a new six-month program. Genius Products also said it has collected nearly $800,000 and is in the process of collecting additional cash amounts from the seller of American Vantage Media in accordance with contractual provisions.

During the 2005 second quarter, Drinkwater said Genius Products’ seven distribution centers were consolidated to two locations and that further streamlining of order processing and information systems is in process. In a further cost-saving measure and demonstrating the change in business focus, the company’s workforce has been reduced by nearly 17%. Drinkwater said these measures in aggregate are expected to reduce overhead expenses by approximately $1.5 million on an annualized basis.

“I would like to confirm that our new business model appears to be taking hold,” Drinkwater said. “Initial sell-through numbers appear extremely promising with newly implemented programs launched in the third quarter at three large mass retailers. The first program began in mid July, and sell-through is above expectations, resulting in our July gross revenue close to that of the entire second quarter. The other two programs are planned to hit

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retail in late September and will position us to take advantage of the key fourth quarter selling season. We also recently added a significant amount of new content, including BFC, Planet X, J-Horror and Jillian Michaels, all of which is receiving positive initial reaction from retail. We believe these and similar programs will play an important role in aggressively growing our business and contributing to our planned profitability.”

Subsequent to the close of the second quarter, Genius Products announced a major management re-organization, including the appointment of Drinkwater to the board of directors, the addition of Shawn Howie as executive vice president and chief financial officer, the addition of Michel Urich as general counsel, and the promotion of Rodney Satterwhite to executive vice president, operations.

“Our entire team remains focused on accelerating profitable revenue while reducing costs,” Drinkwater said. “We are encouraged by the gross margins and strong retail sell-through being achieved on our core business. The new programs that are in place, new content we will release, acceleration of sales of the Wellspring library titles, exploitation of our assets through worldwide TV sales and continued exploration of emerging technologies such as PPV, VOD, Digital Streaming and UMD should contribute to an impressive finish in 2005.

David Snyder, who joined us earlier this year, has made a tremendous progress with our cherished Baby Genius brand and will shortly unveil some exciting new projects.

We are also expanding our relationship with NBC and are proud to be releasing two titles from New Line Home Entertainment under the Sundance Channel Home Entertainment Festival Favorites line.

The original model used to estimate the stated EPS target has changed due to the impact of unique items in the second quarter resulting in the achievement of the EPS target being contingent on the execution of further planned cost reductions and continued revenue acceleration driven by the newly implemented retail programs.

“We believe the future of the DVD business is extremely bright. The industry is projected to grow a solid 5% to 10% CAG over the next three years, and it is currently a $25 billion business here in the US. We have plenty of opportunity for growth and sustained profitability. Our main focus will continue to be on improving the fundamentals of our business model, while aggressively searching for proprietary content that we should be able to mine for years to come.”

Highlights of the second and early third quarter also include:

•	The release of two National Lampoon-branded titles.

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•	The release by Genius Products’ Wellspring division of Palindromes, and in July, The Beat that My Heart Skipped, which emerged as one of the most acclaimed films of the TriBeCa Film Festival.

•	Announcement of the soon-to-be released newest fitness series on DVD, Jillian Michaels’ The Biggest Winner! How to Win By Losing.

•	New distribution agreements with Bravo for an Emmy award-winning television series, as well as an agreement with NBC Universal and SI Productions to distribute the popular, The Best of the Sports Illustrated Swimsuit Model Series on DVD.

•	Announced the expansion of the company’s Baby Genius line with three new DVD titles.

•	New distribution agreement with the Berliner Film Company.

•	New distribution agreement with Associated TV.

About Genius Products, Inc.

Genius Products produces and distributes affordable entertainment products including DVDs and CDs. Its products are sold in retail outlets nationwide under well-known brands including AMC®, TV Guide®, Wellspring, IFILM®, Sundance Channel Home Entertainment™, Bazooka®, Jay Jay The Jet Plane®, National Lampoon®, The Twilight Zone™, Baby Genius®, Tonka®, My Little Pony®, Curious George® and Paddington Bear™. Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products including books, apparel and infant care products. Promotional partners include the world famous San Diego Zoo®, Gerber®, Fazoli’s® and Child® Magazine.

Safe Harbor Statement

Except for historical matters contained herein, certain matters discussed in this news release are forward-looking statements. Such forward-looking statements, including, but not limited to, the Company’s ability to consummate accretive acquisitions as part of the company’s growth strategy to improve the fundamentals of the Company’s business model; to execute planned cost reductions; to drive revenue acceleration through newer implemented retail programs; and to achieve profitability, reflect assumptions and

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involve risks and uncertainties that may affect Genius Products’ business, forecasts, projections and prospects contained herein, and may cause results to differ materially from these forward-looking statements. Actual results could vary for many reasons, also including but not limited to, the timely development and acceptance of new products, the market demand for independent films and general market conditions. Other such risks and uncertainties include Genius Products’ ability to grow its business, to obtain additional licenses, to meet anticipated release schedules and other matters, which are described in its filings with the Securities and Exchange Commission.

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(FINANCIAL TABLES FOLLOW)

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	June 30, 2005	December 31, 2004
	(unaudited)	(audited)
Assets
Current Assets:
Cash and cash equivalents	$1,622,547	$1,223,881
Accounts receivable, of allowance for doubtful accounts and sales returns of $1,076,399 and $1,542,085	4,165,991	3,615,073
Inventory, net of obsolescence allowance of $830,619 and $474,358	5,112,734	3,473,483
Prepaid royalties	1,918,454	1,042,120
Prepaid expenses	582,636	312,046

Total current assets	13,402,362	9,666,603

Property and equipment, net of accumulated depreciation of $281,655 and $215,194	279,038	264,989
Production masters, of accumulated amortization of $1,490,577 and $805,891	3,456,267	2,825,426
Film library, net of accumulated amortization of $585,991	16,095,700	—
Intangibles, net of accumulated amortization of $45,923 and $41,045	108,576	103,654
Goodwill	12,873,490	—
Deposits and other	765,635	135,494

Total Assets	$46,981,069	$12,996,166

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,011,509	$7,329,218
Notes payable	4,000,000	—
Accrued expenses	1,595,816	789,166
Customer deposits	192,454	—
Debentures payable	50,750	50,750
Redeemable common stock	404,822	395,172

Total current liabilities	15,255,351	8,564,306

Stockholders’ equity
Preferred stock	—	—
Common stock	4,270	25,209
Committed common stock	1,331,683	—
Additional paid-in capital	59,106,107	25,984,012
Accumulated deficit	(28,716,342)	(21,577,361)

Total stockholders’ equity	31,725,718	4,431,860

Total Liabilities and Stockholders’ Equity	$46,981,069	$12,996,166

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED

	JUNE 30,
	2005	2004
Revenues
Audio	$494,707	$275,934
Video	3,797,130	2,004,043
Theatrical	467,469	—
Royalties, licensing and other	339,803	26,240

Gross revenues	5,099,108	2,306,217
Returns and allowances	(1,276,659)	(248,660)

Net revenues	3,822,449	2,057,557
Cost of sales
Audio	699,600	142,091
Video	2,335,272	1,404,283
Theatrical	1,155,663	—
Amortization of production masters	973,254	112,429

Total cost of sales	5,163,789	1,658,803

Gross profit (Loss)	(1,341,340)	398,754
Operating expenses
Product development	216,839	203,353
Sales and marketing	631,194	472,402
General and administrative	2,632,161	867,410

Total operating expenses	3,480,194	1,543,165

Loss from operations	(4,821,534)	(1,144,411)
Other income		9,460
Interest, net	(76,948)	(111,736)

Loss before provision for income taxes	(4,898,482)	(1,246,687)
Provision for taxes	8,175	—

Net Loss	$(4,906,657)	$(1,246,687)

Earnings per share	$(0.12)	$(0.05)

Weighted average shares	41,754,657	24,442,271

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED

	JUNE 30,
	2005	2004
Revenues
Audio	$1,815,517	$1,054,537
Video	5,216,392	4,501,088
Theatrical	467,469	—
Royalties, licensing and other	364,921	75,291

Gross revenues	7,864,299	5,630,916
Returns and allowances	(1,485,963)	(441,969)

Net revenues	6,378,336	5,188,947
Cost of sales
Audio	1,490,400	504,308
Video	3,967,435	3,082,691
Theatrical	1,155,663	—
Amortization of production masters	1,145,924	200,978
Warehouse expenses and other	71,167	—

Total cost of sales	7,830,589	3,787,977

Gross profit (Loss)	(1,452,253)	1,400,970
Operating expenses
Product development	444,153	390,862
Sales and marketing	1,077,685	948,735
General and administrative	4,073,125	1,856,534

Total operating expenses	5,594,963	3,196,131

Loss from operations	(7,047,216)	(1,795,161)
Other income	—	9,439
Interest, net	(82,788)	(339,506)

Loss before provision for income taxes	(7,130,005)	(2,125,228)
Provision for taxes	8,975	800

Net Loss	$(7,138,980)	$(2,126,028)

Earnings per share	$(0.20)	$(0.09)

Weighted average shares	34,915,329	22,579,860